Annual Meeting of Shareholders

The Annual Meeting of the shareholders of Investors
Research Fund, Inc. (the "Fund") was held on
March 28, 2000, at 11:00 a.m. local time at The
Santa Barbara Four Seasons Biltmore Hotel, 1260
Channel Dr., Santa Barbara, California, for the following purposes:





1. To elect a Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

*Proposed Directors:
     Glenn C. Weirick
     Richard Chernick
     Harry P. Gelles
     Hugh J. Haferkamp
     Leonard S. Jarrott
     Michael A. Marshall
     William J. Nasif
     Mark Schniepp
     Dan B. Secord, M.D.


Number of shares:
          For       2,171,481.827
          Against                 0.00
          Abstain      436,360.550

* Currently all are directors of the Fund





2. To ratify the selection of Ernst & Young, LLP as the independent public accountants to be employed by the Fund for its current fiscal year to sign or certify financial statements which may be filed by the Fund with the Securities and Exchange Commission;

Number of shares:
          For       2,607,842.377
          Against         59,241.459
          Abstain      168,738.602